Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SOLO BRANDS, INC.

Solo Brands, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation recommending and declaring advisable that the Amended and Restated Certificate of Incorporation of the Corporation be amended and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that paragraph (b) of Section 4.1 of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated to date, be amended and restated in its entirety to read as follows:

“(b) That, effective as of 5:00 p.m. Eastern Time on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Office of the Secretary of State of the State of Delaware (the “RSS Effective Time”), a one-for-forty reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each forty shares of Class A Common Stock and Class B Common Stock, as applicable, outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the RSS Effective Time shall be reclassified and combined into one validly issued, fully-paid and nonassessable share of Class A Common Stock or Class B Common Stock, respectively, automatically and without any action by the holder thereof upon the RSS Effective Time and shall represent one share of Class A Common Stock or Class B Common Stock, as applicable, subject to the treatment of fractional share interests as described below, from and after the RSS Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The respective par value of the Class A Common Stock and Class B Common Stock following the Reverse Stock Split shall remain at $0.001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu thereof, (i) with respect to stockholders who would otherwise be entitled to a fractional share of Class A Common Stock, the Corporation’s transfer agent for the registered holders of shares of Common Stock shall aggregate all fractional shares of Class A Common Stock (the “Aggregated Fractional Shares”) and arrange for them to be sold as soon as practicable after the RSS Effective Time at the then-prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share of Class A Common Stock, and after the transfer agent’s completion of such sale, such stockholders shall receive a cash payment (without interest) from the transfer agent in an amount equal to their respective pro rata share of the total net proceeds of that sale (the “Total Sale Proceeds”), and (ii) with respect to stockholders who would otherwise be entitled to a fractional share of Class B Common Stock, such stockholders shall receive a cash payment equal to such fraction multiplied by a price per share equal to the Total Sale Proceeds divided by the Aggregated Fractional Shares. Any stock certificate that, immediately prior to the RSS Effective Time, rep resented shares of Class A Common Stock or Class B Common Stock (an “Old Certificate”) shall thereafter, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Class A Common Stock or Class B Common Stock, as applicable, into which the shares of Class A Common Stock or Class B Common Stock represented by the Old Certificate shall have been combined, subject to the payment of cash in lieu of fractional share interests as provided above.”

SECOND: That, at an annual meeting of stockholders of the Corporation, the aforesaid amendment was duly adopted by the stockholders of the Corporation.

THIRD: That, the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its General Counsel and Secretary on this 8th day of July, 2025.

SOLO BRANDS, INC.

By: /s/ Chris Blevins

Name: Chris Blevins
Title:  General Counsel and Secretary